Exhibit 99.01

IMMEDIATE RELEASE                            For Additional Information Contact:
June 20, 2002                                                     Susan Trimboli
                                                   Mid-Power Service Corporation
                                          3800 Howard Hughes Parkway, Suite 860A
                                                             Las Vegas, NV 84109
                                              (702) 319-7153  Fax (702) 214-3865

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                     Mid-Power Service Corporation Acquires
                          Clear Creek Property in Utah


Las Vegas, NV, June 20, 2002 -- Mid-Power Service Corporation (OTCBB: MPSC) announced the acquisition of oil and gas rights located on approximately 17,000 gross acres comprising the Clear Creek Unit in Utah's Carbon and Emery Counties. The Clear Creek field was originally discovered and developed during the mid-1950s. One of the 16 wells initially completed remains in production. To date, approximately 136 billion cubic feet of gas have been produced from the field. Mid-Power is evaluating the extensive engineering, geological and geophysical data available as a guide toward seeking to expand significantly production in the Clear Creek field.

The property was acquired through the acquisition of Red Star, Inc., a privately-held company that owns and operates the Clear Creek Unit. In the acquisition, Mid-Power paid $5,500,000 in cash, agreed to pay $10,000,000 in seven months, and issued 17.1 million shares of Mid-Power common stock to the sole stockholder of Red Star, Edward Mike Davis, who as a result now owns approximately 70% of the issued and outstanding stock of Mid-Power.

Immediately preceding the acquisition, Mid-Power entered into a loan agreement with SCRS Investors, LLC, under which Mid-Power may borrow up to $25,000,000 to complete the acquisition and to engage in initial exploration and development activities on the Clear Creek field. The loan will be secured by the assets acquired through the acquisition of Red Star. The loan is repayable over 10 years, commencing on December 31, 2003, and is convertible into Mid-Power common stock at $1.50 per share, subject to certain limitations. James W. Scott, Mid-Power's President and a director, is a principal member of SCRS, and Mark T. Davis, Mid-Power's General Counsel, is a member of SCRS.

The Board of Directors of Mid-Power believes that the combination of Red Star's assets with Mid-Power's financial resources and access to capital will result in more profitable and better-utilized assets. This acquisition represents a significant step in Mid-Power's implementation of its business plan. In addition to the exploration and development of the Clear Creek Unit, Mid-Power intends to continue its focus on the exploration, development and acquisition of oil and natural gas opportunities.

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This release contains forward-looking statements. Forward-looking statements are not guarantees of future exploration or development results; the accuracy, completeness or reliability of engineering, geological or geophysical data on which exploration or development activities may be based; the actual presence or recoverability of estimated reserves; the ability to establish reserves equal to the potential of exploration targets; production amounts or revenues;
exploration or development costs or schedules; or similar matters. Forward-looking statements are subject to risks and uncertainties outside Mid-Power Service Corporation's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see Mid-Power Service Corporation's 2001 annual report on Form 10-K and other SEC reports.